SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                           UNIGENE LABORATORIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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     previously.  Identify the previous filing by registration statement number,
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

                                 [LOGO] UNIGENE

                           Unigene Laboratories, Inc.
                              110 Little Falls Road
                           Fairfield, New Jersey 07004
                                 (973) 882-0860


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on July 18, 2001

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Unigene Laboratories, Inc., a Delaware corporation (the "Company"), will be held at The Days Inn of Parsippany, 3159 U.S Highway 46 East, Parsippany, New Jersey 07054 on July 18, 2001, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

     1.   To elect directors of the Company;

     2. To approve an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock, par value  $.01 per  share,  from  60,000,000  shares  to  100,000,000 shares.

     3.   To ratify the appointment of KPMG LLP as auditors of the Company; and

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on May 29, 2001, as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.

     A copy of the Company's Annual Report for the year ended December 31, 2000 is sent to you along with the Proxy Statement.

     To assure your representation at the meeting, please sign, date and return your proxy in the enclosed envelope, which requires no postage if mailed in the United States.

                                      By Order of the Board of Directors



                                      RONALD S. LEVY
                                      Secretary


June 13, 2001

                                 [LOGO] UNIGENE


                           Unigene Laboratories, Inc.
                              110 Little Falls Road
                           Fairfield, New Jersey 07004
                                 (973) 882-0860


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unigene Laboratories, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders of the Company to be held at The Days Inn of Parsippany, 3159 U.S. Highway 46 East, Parsippany, New Jersey 07054 on July 18, 2001, at 11:00 A.M., Eastern Daylight Time.

     You are requested to complete, date and sign the accompanying form of proxy and return it to the Company in the enclosed envelope. The proxy may be revoked at any time before it is exercised by written notice to the Company bearing a later date than the date on the proxy, provided such notice is received by the Company prior to the start of the meeting. Any stockholder attending the meeting may vote in person whether or not he or she has previously submitted a proxy. Where instructions are indicated, a duly executed proxy will be voted in accordance with such instructions. Where no instructions are indicated, a duly executed proxy will be voted for each of the director nominees named herein and in favor of each of the proposals set forth in the attached Notice.

     The Board of Directors has fixed the close of business on May 29, 2001, as the record date (the "Record Date") for the determination of stockholders who are entitled to notice of and to vote at the meeting. As of the Record Date, the outstanding shares of the Company entitled to vote were 46,736,940 shares of common stock, par value $.01 per share ("Common Stock"), the holders of which are entitled to one vote per share.

     The holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the conduct of business at the Annual Meeting. Directors will be elected by a plurality of the votes cast. The affirmative vote of a majority of the outstanding shares is required for the approval of the increase in the authorized shares of Common Stock. The affirmative vote of the holders of a majority of the shares present and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG LLP as auditors of the Company. In the case of the amendment of the Certificate or Incorporation to increase the number of authorized shares of Common Stock, abstentions and broker non-votes will have the effect of a "no" vote. For matters that require for adoption the affirmative vote of a majority of the shares of Common Stock present and entitled to vote, abstentions are considered as shares present and entitled to vote and, therefore, have the effect of a "no" vote, whereas broker non-votes will be treated as shares that are not present and entitled to vote.

     This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being mailed to the stockholders on or about June 13, 2001. A copy of the Company's Annual Report for the year ended December 31, 2000 is also enclosed.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of May 29, 2001, concerning the persons who are known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock, other than persons who are identified under the heading "Security Ownership of Management".

 Name and Address of              Amount of Beneficial         Percentage of
  Beneficial Owner                     Ownership             Outstanding Shares
---------------------             --------------------       ------------------
Fusion Capital Fund II, LLC (1)        3,000,000                   6.3%
222 Merchandise Mart Plaza
Suite 9-112
Chicago, IL 60654


---------------
(1) Consists of 2,000,000 shares of Common Stock and warrants to purchase 1,000,000 shares of Common Stock, which are exercisable immediately. In addition Fusion is obligated to purchase from the Company $43,750 of Common Stock per trading day for approximately two years beginning May 2001, subject to the Company's right to reduce or suspend such purchases.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of May 29, 2001, concerning the beneficial ownership of Common Stock by each director of the Company, each executive officer of the Company listed in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

    Name of                       Amount and Nature of            Percent of
Beneficial Owner                Beneficial Ownership (1)            Class
-----------------------         ------------------------       ---------------
Warren P. Levy                      1,980,545 (2)                   4.2%
Ronald S. Levy                      1,995,545 (2)                   4.3%
Jay Levy                              578,095 (3)                   1.2%
James P. Gilligan                     371,660 (4)                     *
Allen Bloom                            51,000 (5)                     *
J. Thomas August                       12,552                         *
Bruce S. Morra                             --                         *
Officers and Directors
   as a Group (7 persons)           4,789,397 (2) (6)              10.2%

*    Less than one percent.


(1) Unless otherwise noted, each person or group member has reported sole voting and sole dispositive power with respect to securities shown as beneficially owned by him.

(2) Includes 200,000 shares of Common Stock held in a family trust over on which Warren P. Levy and Ronald S. Levy in their capacity as trustees share voting and dispositive power.

(3) Include 55,000 shares of Common Stock that Mr. Levy has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(4) Include 352,000 shares of Common Stock that Dr. Gilligan has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(5) Includes 50,000 shares of Common Stock that Dr. Bloom has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(6) Includes an aggregate of 457,000 shares of Common Stock that such persons have the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Six directors of the Company are to be elected at the Annual Meeting. The directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2002, and until their respective successors shall have been elected and qualified.

     Each of the nominees is currently a director of the Company and, except for Thomas August and Bruce Morra, each was elected as a director at the Company's Annual Meeting of Stockholders in 2000. Dr. Morra and Dr. August were elected directors by the Board of Directors as of May 24, 2001. The Board of Directors has no reason to believe that any of the nominees are or will become unavailable for election as a director. However, should any of them become unwilling or unable to serve as a director, the individuals named in the enclosed proxy will vote for the election of a substitute nominee selected by the Board of Directors or, if no such person is nominated, the Board of Directors will reduce the number of Directors to be elected.

     The following table sets forth certain information with respect to the six nominees.

                                        Served Continuously
     Name                  Age           as Director Since
   ---------               ---          -------------------
Warren P. Levy (1)         49                 1980
Ronald S. Levy (1)         52                 1980
Jay Levy (1)               77                 1980
Allen Bloom                57                 1998
J. Thomas August           73                 2001
Bruce S. Morra             47                 2001

(1) Dr. Warren P. Levy and Dr. Ronald S. Levy are brothers and are the sons of Mr. Jay Levy.

     Dr. Warren P. Levy, a founder of the Company, has served as President, Chief Executive Officer and Director of the Company since its formation in November 1980. Dr. Levy holds a Ph.D. in biochemistry and molecular biology from Northwestern University and a bachelor's degree in chemistry from the Massachusetts Institute of Technology.

     Dr. Ronald S. Levy, a founder of the Company, has served as Director of the Company since its formation in November 1980, as Executive Vice President since April 1999 and as Secretary since May 1986. From November 1980 through March 1999, he served as Vice President of the Company. Dr. Levy holds a Ph.D. in bioinorganic chemistry from Pennsylvania State University and a bachelor's degree in chemistry from Rutgers University.

     Mr. Jay Levy, a founder of the Company, has served as Chairman of the Board of Directors and Treasurer of the Company since its formation in November 1980. Mr. Levy is a part-time employee of the Company and devotes approximately 15% of his time to the Company. From 1985 through February 1991, he served as the principal financial advisor to the Estate of Nathan Cummings and its principal beneficiary, The Nathan Cummings Foundation, Inc., a large charitable foundation. For the seventeen years prior thereto, he performed similar services for the late Nathan Cummings, a noted industrialist and philanthropist.

     Dr. Allen Bloom, a patent attorney, has been a partner in Dechert Price & Rhoads, a law firm, since 1994 where he established and heads the patent practice group which focuses on biotechnology, pharmaceuticals and medical devices. For the nine years prior thereto, he was Vice President, General Counsel and Secretary of The Liposome Company, Inc., a biotechnology company. His responsibilities there included patent, regulatory and licensing activities. Dr. Bloom holds a Ph.D. in organic chemistry from Iowa State University.

     Dr. J. Thomas August is a Distinguished Service Professor of the Departments of Oncology, Pharmacology and Molecular Sciences at the Johns Hopkins University School of Medicine, where he has been employed since 1976. He is also Director, Johns Hopkins Singapore Biomedical Centre. Dr. August has served as Unigene's Director of Research since 1990. He serves on the Board of Directors of Bioqual, Inc., Aarmedis, Inc. and the Foundation for Comparative and Conservation Biology, and is also a consultant for various biotechnology and medical companies. Dr. August received his medical degree from Stanford University School of Medicine.

     Dr. Bruce Morra has been the President, COO and CFO of Biopore Corporation and Polygenetics, Inc., two related companies developing technology for drug delivery and medical devices for biomedical and industrial applications since 2000. From 1993 through 2000, he served as President and COO of Flamel Technologies, Inc., a company developing, manufacturing and licensing drug and agrochemical delivery technologies and products. He has also served as President of ISP Filters and currently serves as a director for Medisys Technologies. Dr. Morra holds a Ph.D. in polymer science and engineering and an M.B.A. from the University of Massachusetts, Amherst and a B.S.E. in chemical engineering from Princeton University.

BOARD OF DIRECTORS AND COMMITTEES

     During 2000, there were seven meetings of the Board of Directors.

     Several important functions of the Board of Directors may be performed by committees that are comprised of members of the Board of Directors. The Company's By-laws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. The Board has four standing committees: an Audit Committee, a Compensation Committee, a Stock Option Committee for the employee stock option plans and a Stock Option Committee for the directors stock option plan. The Board of Directors does not have a standing nominating committee.

     The responsibilities of the Audit Committee include (i) annually to recommend a firm of independent public accountants to the Board of Directors to act as auditors of the Company; (ii) review the scope of the annual audit with the auditors in advance of the audit, (iii) review the results of the audit and the adequacy of the Company's accounting, financial and operating controls; (iv) review the Company's accounting and reporting principles, policies and practices; and (v) approval of fees paid to the auditors for audit and non-audit services. The current members of the Audit Committee are Messrs. Jay Levy, Allen Bloom, J. Thomas August and Bruce Morra. The Audit Committee held one meeting during 2000.

     The responsibilities of the Compensation Committee include (i) review and approval of the compensation (including salaries and bonuses) of the Company's officers; (ii) overseeing the administration of the Company's 401(k) Plan; (iii) review and approve general benefits and compensation strategies; and (iv) approval of the Compensation Committee report included in the Company's proxy statement. The current members of the Compensation Committee are Messrs. Jay Levy, Allen Bloom, J. Thomas August and Bruce Morra. The Compensation Committee held one meeting during 2000.

     Subject to the limitations set forth in the plans, the Stock Option Committee for the employee stock option plans (i) selects the employees to be granted options; (ii) fixes the number of shares to be covered by the options granted; and (iii) determines the exercise price and other terms and conditions of each option. The current members of the Committee are Allen Bloom, J. Thomas August and Bruce Morra. The Committee did not meet during 2000 but approved, by written consent, 9 stock option grants to 14 employees.

     Subject to the limitations set forth in the plan, the Stock Option Committee for the directors stock option plan interprets the plan and makes all determinations necessary for the plan's administration. The current members of the Committee are Jay Levy, Warren Levy and Ronald Levy. There were no meetings held by this committee during 2000.

     Directors who are not employees receive an annual retainer of $8,000 as well as a fee of $1,000 for each Board meeting attended. Mr. Robert F. Hendrickson (who did not stand for re-election in 2001) and Dr. Allen Bloom were the directors who received such fees in 2000. Board members do not earn additional compensation for service on a committee.

     At the 1999 Annual Meeting, the stockholders approved a new Directors Stock Option Plan (the "1999 Plan") to replace the 1994 Outside Directors Stock Option Plan (the "1994 Plan"). Under the 1999 Plan, each person elected to the Board who is not an employee receives, on the date of his initial election, an option to purchase 21,000 shares of Common Stock (an "Initial Option"). On May 1st of each year, each non-employee director receives an option to purchase 10,000 shares of Common Stock if he has served as a non-employee director for at least six months prior to the May 1st grant date (an "Additional Option"). Each option granted under the 1999 Plan has a ten-year term and an exercise price equal to the market price of the Common Stock on the date of the grant. Each Initial Option vests in equal installments of 1/3 over a period of three years, commencing on the date of the grant and each Additional Option vests in its entirety on the first anniversary of the grant.

     All options become exercisable upon the vesting thereof, and remain exercisable for the remaining term of the option, unless the director's service as a non-employee director terminates prior to the expiration of the term. If the grantee's service as a director terminates prior to the expiration of the option, the option will remain exercisable for a 90-day period following termination of service, except (i) if a non-employee director resigns due to disability, the option will remain exercisable for 180 days following termination, and (ii) if a non-employee director dies while serving as a director, or within 90 days following termination of service (180 days in the case of disability), the option will remain exercisable for 180 days following the person's death. After such period, the option will terminate and cease to be exercisable. Under the 1999 Plan, Dr. Bloom has received options to purchase 30,000 shares of Common Stock and Messrs. August and Morra each have received options to purchase 21,000 shares of Common Stock.

     Under the 1994 Plan, each person who was an outside director at the time of the adoption of the 1994 Plan was granted, and each person who subsequently is elected as an outside director is granted, a ten-year option to purchase 30,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of the grant. The options vest in equal increments over the three-year period following the grant. If the recipient's service as a director terminates, the option will expire three (3) months after the date of such termination. Under the 1994 Plan, Dr. Bloom has received a grant of options to purchase 30,000 shares.

AUDIT COMMITTEE REPORT FOR 2000

     The audit committee has reviewed and discussed the company's audited financial statements with management. The audit committee has discussed with the company's independent auditors the matters required to be discussed by SAS 61, which pertains to significant accounting issues involving the preparation of the Company's financial statements. The audit committee has received the written disclosures and letter from the Company's independent accountant required by Independence Standards Board Standard No. 1 and has discussed with the independent accountant the accountant's independence. Based on the review and discussions with management and the independent auditors as described above, the audit committee recommended to the Company's board of directors that the audited financial statements be included in the Company's Annual Report of Form 10-K for the year ended December 31, 2000.

     The board of directors has not adopted a written audit committee charter, but does assign responsibilities to the audit committee. Two of the three members of the audit committee, Robert Hendrickson and Allen Bloom, are considered to be "independent directors" as that term is defined by Nasdaq. The third member, Jay Levy, is not an independent director.

                                   Allen Bloom
                               Robert Hendrickson
                                    Jay Levy

REPORT OF THE BOARD OF DIRECTORS ON 2000 EXECUTIVE COMPENSATION

     The entire Board of Directors was responsible for determining the 2000 compensation of the three executive officers of the Company. This Report describes the policies and other considerations used by the Board in establishing such compensation.

     The members of the Board are familiar with various forms and types of remuneration from reports of other public corporations and their own business experience.

     The Board has determined that, because the Company was still in a research and preproduction phase in 2000, compensation for 2000 for executive officers could not be related primarily to the performance of the Company's stock or to the annual profit performance of the Company. A primary consideration for the compensation of an executive officer of the Company is his leadership effort in the development of proprietary products and processes, and in planning for future growth and profitability. Other significant factors considered by the Board of Directors in determining executive officers' compensation were salaries paid by other public companies in the health-care related biotechnology field to comparable officers, the duties and responsibilities of the executive officers in the past and as projected, their past performance and commitment to the Company, and incentives for future performance, although no specific weighting was allocated to any of these considerations. The executive officers were also consulted with respect to their compensation and their plans for compensation for other personnel in order to coordinate all compensation policies of the Company. These factors were used to determine compensation for the executives under their employment agreements. See "Employment Agreements".

     The Board determined that no stock options be awarded to executive officers for 2000, at the request of such executive officers.

     The compensation for the Chief Executive Officer for 2000 was based on the same policies and considerations set forth above for executive officers generally.

                                 Warren P. Levy
                                 Ronald S. Levy
                                    Jay Levy
                              Robert F. Hendrickson
                                   Allen Bloom

Employment Agreements

     The Company has entered into an employment agreement, effective January 1, 2000, with Dr. Warren P. Levy for an initial term of 2 years. Pursuant to the agreement, Dr. Levy serves as President and Chief Executive Officer of the Company at an annual salary of $160,000 for the initial year of the agreement. Salary increases beyond the first year are at the discretion of the Compensation Committee.

     The Company has entered into an employment agreement, effective January 1, 2000, with Dr. Ronald S. Levy for an initial term of 2 years. Pursuant to the agreement, Dr. Levy serves as Executive Vice President of the Company at an annual salary of $155,000 for the initial year of the agreement. Salary increases beyond the first year are at the discretion of the Compensation Committee.

     Each agreement provides that, after the initial two-year term, the agreement will be renewed on a year-to-year basis unless either party notifies the other of the desire not to renew the agreement no later than three months prior to the scheduled termination date. Each agreement also provides that, upon
(a) termination of the employment of the executive by the Company without cause or (b) resignation of the executive for good reason (which is defined to mean a change of control of the Company or a material diminution of the executive's responsibilities without his consent), the Company will make a lump-sum severance payment to the executive equal to (i) the salary that the executive would have earned for the remaining term of this agreement, if the remaining term (either the initial term or as extended) is more than one year or (ii) the executive's then-current annual salary, if the remaining term of the agreement (either the initial term or as extended) is one year or less.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Executive compensation for 2000 was determined by the Board of Directors of the Company consisting of Messrs. Warren P. Levy, Ronald S. Levy, Jay Levy, Robert F. Hendrickson, and Allen Bloom.

     Three of the five member Board of Directors, Warren P. Levy, Ronald S. Levy and Jay Levy, are executive officers of the Company. Jay Levy is the father of Warren and Ronald Levy.

     To satisfy Unigene's short-term liquidity needs, Jay Levy, the Chairman of the Board and an officer of Unigene, and Warren Levy and Ronald Levy, directors and officers of Unigene, and another Levy family member from time to time have made loans to Unigene. During February 2000, Jay Levy loaned the Company $300,000. This loan was repaid in April 2000. Also during 2000, Jay Levy and another family member loaned Unigene an aggregate of $1,655,000 in demand loans and Warren Levy and Ronald Levy loaned Unigene an aggregate of $78,323 in demand loans.

     During the first quarter of 2001, Jay Levy loaned the Company $1,600,000 and Warren Levy and Ronald Levy each loaned the Company $5,000 in demand loans. From April 1, 2001 through May 15, 2001, Jay Levy loaned the Company an additional $1,100,000 in demand loans. Due to the fact that Unigene did not make principal and interest payments on certain loans when due, interest on certain of these loans increased an additional 5% per year and was calculated on both past due principal and interest. This additional interest was approximately $134,000, and total interest expense on these loans was approximately $244,000, for the first quarter of 2001. As of May 15, 2001, total accrued interest on these loans was approximately $1,292,000 and the outstanding loans by these individuals to the Company, classified as short-term debt, totaled $7,453,323 and consists of:

o Loans from Jay Levy in the aggregate principal amount of $3,465,000, which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (12.75% at May 15, 2001) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. These loans are secured by a security interest in the Company 's equipment and real property. Accrued interest on these loans at May 15, 2001 was approximately $737,000.

o Loans from Jay Levy in the aggregate principal amount of $1,870,000 evidenced by term notes maturing January 2002, and bearing interest at the fixed rate of 11% per year. These loans were originally at 6%. These loans are secured by a security interest in all of Unigene's equipment and a mortgage on Unigene's real property. The terms of the notes require Unigene to make installment payments of principal and interest beginning in October 1999 and ending in January 2002 in an aggregate amount of $72,426 per month. No installment payments have been made to date. Accrued interest on these loans at May 15, 2001 was approximately $247,000.

o Loans from Jay Levy in the aggregate principal amount of $1,600,000 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus .25%, (7.75% at May 15, 2001) and are classified as short-term debt. These loans are secured by a security interest in certain of our patents under a patent security agreement between Jay Levy and the Company effective March 2001, which covers these and subsequent loans. Accrued interest on these loans at May 15, 2001 was approximately $13,000.

o Loans from Warren Levy in the aggregate principal amount of $260,000 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (12.75% at May 15, 2001) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. An additional loan in the amount of $5,000 bears interest at the Merrill Lynch Loan Rate plus .25% (7.75% at May 15, 2001) and are classified as short-term debt. These loans are secured by a secondary security interest in the Company's equipment and real property. Accrued interest on these loans at May 15, 2001 was approximately $148,000.

o Loans from Ronald Levy in the aggregate principal amount of $248,323 which are evidenced by demand notes bearing a floating interest rate equal to the Merrill Lynch Margin Loan Rate plus 5.25% (12.75% at May 15, 2001) that are classified as short-term debt. These loans were originally at the Merrill Lynch Margin Loan Rate plus .25%. An additional loan in the amount of $5,000 bears interest at the Merrill Lynch Margin Loan Rate plus .25% (7.75% at May 15, 2001) and are classified as short-term debt. These loans are secured by a secondary security interest in the Company's equipment and real property. Accrued interest on these loans at May 15, 2001 was approximately $147,000.

     Interest and principal payments required under loans prior to 2001 have not been made by Unigene, but the Levys have waived all default provisions including additional interest penalties due under these loans through December 31, 2000. However, beginning in January 2001 due to the non-payment of principal and interest when due, the interest rates on these loans as well as on loans through March 4, 2001 have increased an additional 5% per year and interest is now calculated on both past due principal and interest. For loans made subsequent to March 4, 2001, interest and principal payments are due on demand only and, therefore, these loans are not in default.

EXECUTIVE COMPENSATION

     The following table sets forth, for the years 2000, 1999 and 1998, compensation paid to the Chief Executive Officer of the Company and to each other executive officer whose compensation in 2000 exceeded $100,000, for services rendered by such executive officers in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                                                                    All Other
                                Annual Compensation                              Long Term Compensation          Compensation (1)
                                -------------------                         ---------------------------------    ----------------

                                                                                   Awards          Payouts
                                                                            --------------------   -------

                                                             Other          Restricted
Name and                                                    Annual            Stock     Options/     LTIP
Principal Position         Year     Salary   Bonus      Compensation (2)      Award      SARs       Payouts
-------------------------  -----   -------- --------  --------------------   --------   --------   ---------
Dr. Warren P. Levy,        2000    $160,175  $ -0-          $ -0-             $ -0-       -0-        $ -0-           $13,902
President, Chief           1999     146,211    -0-            -0-               -0-       -0-          -0-            13,866
Executive Officer          1998     146,231    -0-            -0-               -0-       -0-          -0-            13,830
and Director

Dr. Ronald S. Levy,        2000     155,260    -0-            -0-               -0-       -0-          -0-            16,864
Executive Vice             1999     141,563    -0-            -0-               -0-       -0-          -0-            16,862
President and              1998     140,618    -0-            -0-               -0-       -0-          -0-            16,792
Director

Dr. James P. Gilligan,     2000     148,034    -0-           7,615              -0-       -0-          -0-              -0-
Vice President             1999     139,216    -0-           7,235              -0-     135,000        -0-              -0-
                                                                                        shares

(1) Represents premium paid by the Company on executive split-dollar life insurance.

(2)  Represents reimbursement for unused vacation days.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

       The following table sets forth information as to the exercises of options during the year ended December 31, 2000, and the number and value of unexercised options held as of December 31, 2000, by each of the executive officers named in the Summary Compensation Table:

                           Exercises During
                           The Fiscal Year
                           ----------------
                                                                      Number of
                                                                  Shares Underlying                   Value of Unexercised
                                                                 Unexercised Options                In-the-Money Options (1)
                             Number of                           -------------------                ------------------------
                              Shares         Value
                             Acquired       Realized        Exercisable      Unexercisable         Exercisable    Unexercisable
                             --------       --------        -----------      -------------         -----------    -------------
Dr. Warren P. Levy              0              0                   0                 0                    --               --
Dr. Ronald S. Levy              0              0                   0                 0                    --               --
Dr. James P. Gilligan           0              0             346,000            44,000               $77,595          $37,755

(1)  Based upon a closing price of $1.53 on December 31, 2000.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock to the cumulative total return of the NASDAQ Market Index and of a peer group index determined by Standard Industrial Classification (SIC) code.


               [GRAPHIC - GRAPH PLOTTED TO POINTS IN CHART BELOW]

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                   OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

-------------------------------------------------------FISCAL YEAR ENDING----------------------------------------------------------
COMPANY/INDEX/MARKET                   12/31/1995       12/31/1996      12/31/1997     12/31/1998       12/31/1999     12/31/2000
Unigene Laboratories, Inc.               100.00           154.77          200.00          90.48            43.43         116.66

Commercial Physical Research             100.00            88.95          101.46         111.38           150.62         189.36

NASDAQ Market Index                      100.00           124.27          152.00         214.39           378.12         237.66



                    Assumes $100 Invested on January 1, 1996
                          Assumes Dividends Reinvested
                        Fiscal Years Ending December 31.

The industry index chosen was:
SIC Code 8731 - Commercial Physical & Biological Research

The Broad Market index chosen was:
NASDAQ Market Index

The current composition of the industry index is as follows:


Abiomed Inc.                                  Krug Internat Corp.
AC Nielsen Corp.                              Life Medical Science Inc.
Affymetrix Inc.                               Lifecell Corporation
Amerigon Inc.                                 Liposome Co. Inc.
Aura Systems Inc.                             Myriad Genetics Inc.
Avigen Inc.                                   Neopharm Inc.
Cadus Pharmaceutical CP                       Neose Technologies Inc.
Catalytica Inc.                               Neotherapeutics Inc.
Celgene Corp.                                 Neurocrine Biosciences
Cocensys Inc.                                 Organogenesis Inc.
Collaborative Clin. Res.                      Pacific Biometrics Inc.
Conductus Inc.                                Parexel Internat CP
Core Laboratories N.V.                        Pharmaceutical Prod. Dev.
Covance Inc.                                  Pharmacopeia Inc.
Cree Research Inc.                            Polymer Research of America
Cyclo 3 PSS Corp.                             Primark Corp.
Ecogen Inc.                                   Protein Polymer Tech.
Ecoscience Corp.                              Quintiles Transnational
Electronic Designs Inc.                       Research Frontiers Inc.
Electrosource Inc.                            Satcon Technology Corp.
Energy Biosystems Corp.                       SI Diamond Technol
Energy Conversn Devices                       Spire Corp.
Excel Technology Inc.                         Summit Technology Inc.
Fiberchem Inc.                                Superconductor Tech.
Genset ADR                                    Synaptic Pharmaceutical
Illinois Superconductor                       Valence Technology Inc.
Incyte Pharmaceuticals                        Xenova GR PLC ADS
Innerdyne Inc.                                XXSYS Technologies Inc.
Integrated Process Equip.
Irvine Sensors Corp.
KFX Inc.
Kopin Corp.

                                   PROPOSAL 2

        AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED
               COMMON STOCK FROM 60,000,000 TO 100,000,000 SHARES

     The Board of Directors unanimously has adopted resolutions approving and recommending that the stockholders approve an amendment to Article FOURTH of the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 60,000,000 shares to 100,000,000 shares.

     As of May 29, 2001, of the 60,000,000 shares of common stock that currently are authorized, (i) 46,736,940 shares are issued and outstanding, (ii) 4,227,742 shares are reserved for issuance upon the exercise of outstanding options and warrants, (iii) 701,850 shares are reserved for issuance upon the exercise of options that may be granted in the future under the Company's 2000 Stock Option Plan and the Company's Directors Stock Option Plan and an additional 3,000,000 shares are available for grant under the Company's 2000 Stock Option Plan but have not been reserved for issuance by the Board for this purpose. The Board of Directors of the Company believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders.

     Among other uses, the additional shares of Common Stock would be available for sale by the Company to Fusion Capital Fund II, LLC. Effective May 18, 2001, the Company entered into a financing arrangement with Fusion under which the Company has the right (but is not required) to raise through sales of Common Stock to Fusion up to $21 million over a period of 24 months (which can be extended for a period of six months at the option of the Company), at the rate of $43,750 per trading day. If the market price of the Common Stock were to exceed $4.00 per share, the Company, at its option, can increase the daily purchase amount.

     The sale price of shares to Fusion is equal to the lesser of: (i) the lowest sale price of the Common Stock on the purchase date and (ii) the arithmetic average of the five lowest closing sale prices for the Common Stock during the 15 consecutive trading days ending on the trading day immediately preceding the purchase date. Through May 29, 2001, the Company has raised a total of $134,400 through the sale of 300,000 shares to Fusion.

     Currently, the Company has no sources of revenues. Accordingly, during the period while the arrangement with Fusion is in effect, the Company expects to rely heavily on funding through Fusion to satisfy its liquidity needs, at least until such time as it is able to obtain licensing or other arrangements that generate significant revenues.

     The additional shares of Common Stock also would be available for other corporate purposes, including alternative financing transactions, the issuance of equity securities to a licensing partnering or as compensation for services (either directly or through the exercise of warrants or options).

     Under the Delaware General Corporation Law, the Board of Directors generally may issue authorized but unissued shares of Common Stock without further stockholder approval. The Board of Directors does not currently intend to seek stockholder approval prior to any future issuance of the additional authorized shares of Common Stock, unless stockholder action is required in a specific case by applicable law, the rules of any exchange or market on which the Company's securities may then be listed, or the Certificate of Incorporation or By-Laws of the Company as then in effect. Frequently, opportunities arise that require prompt action, and the Company believes that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

     The additional shares of Common Stock authorized for issuance pursuant to this proposal will have the same rights and privileges that all of the currently outstanding shares of Common Stock possess under the Company's Certificate of Incorporation and under Delaware law. These rights and privileges include one vote per share on all matters submitted to a vote of the holders of Common Stock, including the election of directors, and the right to dividends and other distributions when and if declared by the Board of Directors. The shares of Common Stock do not have preemptive or similar rights.

     The issuance of any additional shares of Common Stock by the Company would dilute existing stockholders by reducing their percentage ownership of Common Stock. The existence of additional authorized but unissued shares of Common Stock could be used to make a change in control of the Company more difficult. For example, such shares could be sold to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines not to be in the best interests of the Company and its stockholders. Such a sale could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of new shares could be used to dilute the stock ownership of the acquirer. Neither the Certificate of Incorporation nor By-Laws of the Company now contains any provisions that are generally considered to have an anti-takeover effect. The Company is not aware of any pending or threatened efforts to obtain control of the Company.

     To accomplish the increase of the authorized shares of Common Stock, the following resolution authorizing the amendment of the Certificate of Incorporation will be submitted to a vote of the stockholders at the meeting:

          "RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article FOURTH thereof so that, as amended, said Article shall be and read as follows:

          FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is one hundred million (100,000,000), having a par value of $.01 per share. All such shares are of one class and are common stock."

     Approval of the resolution authorizing the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 60,000,000 TO 100,000,000 SHARES.

                                   PROPOSAL 3

             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP, independent public accountants, to serve as the Company's independent auditors for the fiscal year commencing January 1, 2001. Although not required by the Company's Certificate of Incorporation or By-Laws, the Board of Directors is submitting to a vote of the stockholders a proposal to ratify the appointment of KPMG LLP. KPMG LLP served as the independent auditors for the Company for the year ended December 31, 2000. A representative of the firm will be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement, if such representative desires to do so.

     Audit Fees. During the fiscal year ended December 31, 2000, the fees billed by KPMG LLP for the audit of the Company's financial statements for such fiscal year and for the reviews of the Company's interim financial statements was $57,500.

     Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 31, 2000, KPMG LLP did not provide any information technology consulting services for the Company.

     All Other Fees. During the fiscal year ended December 31, 2000, the aggregate fees billed by KPMG LLP for professional services other than audit and information technology consulting fees was $8,200.

     The Audit Committee has not considered whether or not the provision of non-audit related services are compatible with maintaining KPMG's independence.

     Ratification of the appointment of KPMG LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

     The Board of Directors recommends a vote FOR the ratification of KPMG LLP.

OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters that are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote all proxies received in accordance with their judgment on such matters.

PROPOSALS BY STOCKHOLDERS

         Stockholder proposals intended to be presented at the 2002 Annual Meeting must be received by the Company on or before February 13, 2001, in order to be considered for inclusion in the Company's proxy statement and form of proxy for the Annual Meeting, and must also meet the other requirements set forth in the rules of the Securities and Exchange Commission relating to such stockholder proposals. If the proposal is received by the Company less than 45 days prior to the anniversary of the mailing date of this proxy statement, the persons named as proxies in the Company's proxy material for the 2002 Annual Meeting will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxyholders intend to exercise their discretionary voting authority.

SOLICITATION OF PROXIES

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed form of proxy will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone and telefax. The Company has retained Regan & Associates, Inc. to aid in the solicitation of proxies, for which such firm will be paid a fee of $6,500, including reimbursable expenses.

                                          By Order of the Board of Directors



                                          RONALD S. LEVY
                                          Secretary


Fairfield, New Jersey
June 13, 2001

                                 REVOCABLE PROXY
                           UNIGENE LABORATORIES, INC.

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                               FOR ANNUAL MEETING
                                  JULY 18, 2001

The undersigned stockholder of Unigene Laboratories, Inc. hereby appoints Warren
P. Levy, Ronald S. Levy and Jay Levy, and each of them, as the undersigned's proxies (with the power of substitution), to vote all the shares of Common Stock of Unigene Laboratories, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Unigene Laboratories, Inc. to be held on July 18, 2001 at 11:00 A.M., Eastern Daylight time, and any adjournments thereof, on the following matters:

1. Election of directors

Jay Levy, Ronald S. Levy,
Warren P. Levy, Allen Bloom,
J. Thomas August and Bruce S. Morra.

                                    With-               For All
            [  ]  For         [  ]  hold          [  ]  Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. Approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

            [  ]  For         [  ]  Against        [  ]  Abstain


3. Ratification of the appointment of KPMG LLP as independent auditors of the Company.

            [  ]  For         [  ]  Against        [  ]  Abstain


4. In their discretion in the transaction of any other business that may properly come before such meeting.


The undersigned hereby revokes any proxy heretofore given.

     Please sign exactly as your name appears on this card. If stock is registered in the names of two or more joint owners or trustees, each joint owner or trustee should sign this proxy. When signing as an executor, administrator, trustee, guardian, agent or attorney, please give your full title as such.


  Please be sure to sign and date      Date
   this Proxy in the box below.
________________________________________________________________________________



________Stockholder sign above_________Co-holder (if any) sign above____________


=> Detach above card, sign, date and mail in postage paid envelope provided. <=

                           UNIGENE LABORATORIES, INC.

--------------------------------------------------------------------------------
     This proxy will be voted in accordance with instructions specified above, but in the absence of any instructions will be voted "FOR" Items 1, 2 and 3. If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion.

     The Board of Directors recommends a vote FOR Items 1, 2 and 3 noted above.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------